Texas Roadhouse, Inc. Announces Second Quarter 2007 Results

LOUISVILLE, Ky (July 30, 2007) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 26 week periods ended June 26, 2007.

	Second Quarter			Year to Date
($000’s)	2007	2006	% Change	2007	2006	% Change

Total revenue	180,986	146,720	23	359,323	296,119	21
Income from operations	14,902	14,281	4	34,602	28,378	22
Net income	9,257	8,831	5	21,553	17,013	27
Diluted EPS	$0.12	$0.12	4	$0.28	$0.22	26

Highlights for the quarter:

•                  Comparable restaurant sales increased 1.9% at company restaurants and 1.8% at franchise restaurants;

•                  Seven company and two franchise restaurants opened;

•                  The second quarter versus the prior year period included an after-tax expense of approximately $2.2 million, or $0.03 per diluted share, related to the Company’s annual managing partner conference which was held during the second quarter of fiscal 2007.  The Company’s 2006 annual managing partner conference was held during the first quarter of fiscal 2006; and

•                  Diluted earnings per share increased 4.0% in the second quarter of fiscal 2007 over the second quarter of fiscal 2006, although flat on a rounded basis.

Highlights year-to-date:

•                  Comparable restaurant sales increased 1.5% at company restaurants and 1.1% at franchise restaurants;

•                  Seventeen company and two franchise restaurants opened; and

•                  Diluted earnings per share increased to $0.28 from $0.22, a 26% increase over the same period of the prior year.

Notable items year-to-date versus the prior year period included an after-tax, non-cash charge of approximately $0.8 million, or $0.01 per diluted share, relating to the Company’s acquisition of 11 franchise restaurants in the first quarter of fiscal 2006.  There was no corresponding charge through the first two quarters of fiscal 2007.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “Based on our second quarter results and forecast for the balance of the year, we remain on target to achieve at least 20% diluted earnings per share growth for 2007.  Although the overall environment has been challenging, our operators are rising to the occasion and staying focused on our four wall execution.  At the same time, our development momentum is strong and we are pleased to have more than half of our 2007 openings behind us.  In addition, we are excited to have completed our most recent franchise acquisitions of nine restaurants.”

Franchise Acquisitions

As previously announced, on June 27, 2007, the first day of the Company’s third quarter of fiscal 2007, the Company acquired nine franchise restaurants.  The aggregate purchase price for the restaurants, which included seven in Indiana and one each in Kentucky and Missouri, was approximately $22.6 million.  In separate but related transactions, the Company acquired the fee interest in seven of the nine properties, for an aggregate price of approximately $12.1 million.  The purchase price for all of the transactions was paid in cash, funded through borrowings under the Company’s credit facility.  On a 12-month basis, the acquisitions are expected to add approximately $33.5 million of net revenue and approximately $0.015 per diluted share to earnings.  The estimated diluted share accretion excludes an estimated $0.005 per diluted share non-cash, acquisition-related charge to be recorded during the third quarter of fiscal 2007.

Outlook for 2007

The Company reported that comparable restaurant sales for the first four weeks of the third quarter of fiscal 2007 increased approximately 2.5% over the same period of the prior year.

In addition, the Company reiterates its estimate for 2007 diluted earnings per share growth of at least 20%, or at least $0.53 per diluted share.

This estimate is based on the following assumptions:

•                       New restaurant openings of 30 to 32 company-owned and two to three franchise; and

•                       Comparable restaurant sales growth of approximately 2%.

The 2007 earnings estimate presented includes the non-cash charge and ongoing earnings impact related to the Company’s acquisitions of franchise restaurants discussed above.

Conference Call

The Company is hosting a conference call today, July 30, 2007, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (800) 819-9193. A replay of the call will be available until August 7, 2007.  To access the replay, please dial (888) 203-1112, and use 7175504 as the pass code.

There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates 272 restaurants system-wide in 44 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance for the full year 2007, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening during full year 2007, the sales at these and our other company-owned and franchised restaurants, our ability to control restaurant operating costs, our ability to complete the acquisition of franchise restaurants, our ability to integrate the franchise restaurants which we acquire, strength of consumer spending and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations
Scott Colosi
502-515-7300

Media
Travis Doster
502-638-5457

Texas Roadhouse, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 26, 2007	June 27, 2006	June 26, 2007	June 27, 2006

Revenue:
Restaurant sales	$178,129	$144,071	$353,573	$290,945
Franchise royalties and fees	2,857	2,649	5,750	5,174

Total revenue	180,986	146,720	359,323	296,119

Costs and expenses:
Restaurant operating costs:
Cost of sales	62,250	50,460	123,347	102,092
Labor	50,282	40,309	98,579	80,166
Rent	2,846	2,433	5,631	4,809
Other operating	28,779	23,299	56,686	46,893
Pre-opening	3,102	3,229	6,685	5,811
Depreciation and amortization	7,230	5,155	13,875	10,061
General and administrative	11,595	7,554	19,918	17,909

Total costs and expenses	166,084	132,439	324,721	267,741

Income from operations	14,902	14,281	34,602	28,378

Interest expense, net	361	125	597	469
Minority interest	230	78	519	285

Equity income from investments in unconsolidated affiliates	93	47	190	135

Income before taxes	14,404	14,125	33,676	27,759
Provision for income taxes	5,147	5,294	12,123	10,746

Net income	$9,257	$8,831	$21,553	$17,013

Net income per common share:
Basic	$0.12	$0.12	$0.29	$0.23
Diluted	$0.12	$0.12	$0.28	$0.22

Weighted average shares outstanding:
Basic	74,613	73,907	74,500	73,634
Diluted	76,912	76,540	76,879	76,478

Texas Roadhouse, Inc.
Supplemental Financial and Operating Information
($ amounts in thousands)
(unaudited)

	Second Quarter		Change		Year to Date		Change
	2007	2006	vs LY		2007	2006	vs LY

Restaurant openings
Company	7	6	1		17	10	7
Franchise	2	1	1		2	2	0
Total	9	7	2		19	12	7

Restaurant acquisitions
Company	0	0	0		0	11	(11)
Franchise	0	0	0		0	(11)	11
Total	0	0	0		0	0	0

Restaurants open at the end of the quarter
Company	180	148	32
Franchise	90	85	5
Total	270	233	37

Company-owned restaurants
Restaurant sales	$178,129	$144,071	23.6%		$353,573	$290,945	21.5%
Store weeks	2,278	1,853	22.9%		4,439	3,661	21.3%
Comparable restaurant sales growth (1)	1.9%	1.2%			1.5%	3.9%
Average unit volume (2)	$1,012	$1,003	0.9%		$2,065	$2,057	0.4%

Restaurant costs (as a % of restaurant sales)
Cost of sales	34.9%	35.0%	(8	)bps	34.9%	35.1%	(20	)bps
Labor	28.2%	28.0%	25	bps	27.9%	27.6%	33	bps
Rent	1.6%	1.7%	(9	)bps	1.6%	1.7%	(6	)bps
Other operating	16.2%	16.2%	(2	)bps	16.0%	16.1%	(9	)bps
Total	80.9%	80.9%	6	bps	80.4%	80.4%	(2	)bps

Franchise-owned restaurants
Franchise royalties and fees	$2,857	$2,649	7.9%		$5,750	$5,174	11.1%
Store weeks	1,151	1,095	5.1%		2,295	2,175	5.5%
Comparable restaurant sales growth (1)	1.8%	0.5%			1.1%	2.9%
Average unit volume (2)	$967	$948	2.0%		$1,945	$1,934	0.6%

Pre-opening expense	$3,102	$3,229	(3.9)%		$6,685	$5,811	15.0%

Depreciation and amortization	$7,230	$5,155	40.3%		$13,875	$10,061	37.9%
As a % of revenue	4.0%	3.5%	48	bps	3.9%	3.4%	46	bps

General and administrative expenses	$11,595	$7,554	53.5%		$19,918	$17,909	11.2	bps
As a % of revenue	6.4%	5.1%	126	bps	5.5%	6.0%	(50	)bps

Interest expense	$361	$125	NM		$597	$469	NM
Minority interest	$230	$78	NM		$519	$285	NM

(1)             Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2)    Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period.

NM - not meaningful
Amounts may not foot due to rounding.